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Zurich Life Insurance Company of New York
New York, New York

AMENDMENT TO CONTRACT TO QUALIFY A ROTH INDIVIDUAL RETIREMENT ANNUITY ("ROTH IRA") UNDER SECTION 408A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED ("CODE")

This Amendment is made a part of this annuity contract. It is issued by Zurich Life Insurance Company of New York (we, us, ours) to qualify the contract as a Roth Individual Retirement Annuity ("Roth IRA") under Section 408A of the Internal Revenue Code of 1986, as amended ("Code"). Notwithstanding any other specific provisions in the contract to the contrary, the contract is amended to restrict your rights or the rights of the Annuitant and any beneficiary, and to limit the contributions, as follows:

1. You may not transfer ownership of the contract, sell the contract, or assign or pledge the contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than to us or your former spouse under a divorce decree or under a written instrument incident to that divorce.

2. The contract is established for the exclusive benefit of you and your beneficiaries.

3. Your interest in the contract is nonforfeitable.

4. Dividends, if applicable, will not be paid in cash but will be applied as contributions to the contract.

5. At least once each calendar year, we shall furnish you or your payee a report concerning the status of the contract.

6. The contract will accept contributions only as follows:

     A. Contributions to this contract must be paid in cash and, except in the case of a trustee-to-trustee transfer from another Roth IRA, or in the case of a qualified rollover contribution, may not exceed the excess of your contribution limit for the taxable year over the aggregate contributions made during the taxable year to all other Roth IRA's and IRA's held by you. Contributions may be made without respect to your age.

          The contribution limit for the taxable year is either: (1) the lesser of the amount in effect for such taxable year under Code Section 219(b)(1)(a) or 100% of your compensation for the taxable year; or (2) where you file a joint return and receive less compensation for the taxable year than your spouse, the amount in effect for such taxable year under Code Section 219(b)(1)(a) or 100% of your compensation and your spouse's compensation for the taxable year less your spouse's contribution to a Roth IRA or IRA (if any) for the same taxable year.

          When your adjusted gross income (AGI) exceeds the applicable dollar limit (ADL; see description below), the annual contribution limit is reduced by the following amount:

          Annual
          Contribution   X    Your AGI - ADL
          Limit               $15,000 ($10,000 if you are married)

          For purposes of this section: AGI does not include any amount included in gross income as a result of a rollover of an IRA to a Roth IRA; and AGI is reduced by any deduction under Code Section 219.

          The ADL is: $150,000 for you filing a joint return; or $95,000 for you filing a single return; or $-0 for you as married filing a separate return.

     B. A qualified rollover contribution described in section 408A(e) can be made only from: (1) another Roth IRA; (2) a rollover contribution as described in Code Section 402A(c)(3); or (3) another IRA, which is not a Roth IRA, and can be made from in IRA other than a Roth IRA only if your AGI for the taxable year of the rollover does not exceed $100,000.

     C. For purposes of this section, compensation means: wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses); and includes earned income, as defined in Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) shall be applied as if the term trade or business for purposes of Section 1402 included service described in Subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in your gross income under Section 71 with respect to a divorce or separation instrument described in Subparagraph (A) of Section 71(b)(2).

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7. Your entire interest will be distributed in accordance with one of the following provisions, as elected:

     A. (1) Your entire interest will be paid by December 31 following the fifth anniversary of your death.

          (2) If any portion of your interest is payable to a designated beneficiary and such beneficiary has not elected 7.A(1) above, then the entire interest which is payable to the beneficiary will be distributed in substantially equal installments over a period not exceeding the life or life expectancy of the designated beneficiary, commencing by December 31 following the first anniversary of your death. The designated beneficiary may elect at any time to receive greater payments if otherwise permitted under the terms of the contract.

          (3) In applying the requirements of 7.A(2) above to any portion of your interest which is payable to your surviving spouse, the date on which the payments must commence is the later of: (a) December 31 following the date you would have attained age 70 1/2; or (b) December 31 following the first anniversary of your death.

          (4) If your designated beneficiary is your surviving spouse, your spouse may treat the contract as your spouse's own Roth IRA. This election will be deemed to have been made: if the surviving spouse makes a rollover or other contribution into this contract; or if the surviving spouse has failed to satisfy one or more requirements described in 7.A(1) or 7.A(2) above. If the surviving spouse dies before distributions are required to begin under this section, the surviving spouse will be treated as having elected to make the Roth IRA his or her own Roth IRA.

     B. For purposes of this section, life expectancy will be computed by use of the return multiples specified in Tables V or VI of section 1.72-9 of the Income Tax Regulations based on the attained age of such beneficiary during the calendar year in which distributions are required to commence pursuant to this section. Payments for any subsequent calendar year will be based on this life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Your designated beneficiary who is your surviving spouse may elect, prior to the time that payments have begun to him or her, to redetermine life expectancy each year based on the beneficiary's attained age in each such year.

8. The contract shall be amended from time to time, if required, to reflect any changes in the Code, related regulations, or other federal tax requirements.

9. This amendment is effective as of the later of: the date the contract is issued; or the date the contract is converted from an IRA to a Roth IRA.

Signed for the Zurich Life Insurance Company of New York at its home office in New York, New York.

/s/ Jeffrey A. Wolf                           /s/ Jim Harlin
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Secretary                                     President